Exhibit 4.8

PLAINS CAPITAL CORPORATION

AND

U.S. BANK NATIONAL ASSOCIATION

FIRST AMENDMENT TO GUARANTEE AGREEMENT

Dated as of August 7, 2006

AMENDING

THE

GUARANTEE AGREEMENT

Dated as of July 31, 2001

FIRST AMENDMENT TO GUARANTEE AGREEMENT, dated as of July 31, 2006 (the “First Amendment”), between PLAINS CAPITAL CORPORATION, a Texas corporation (the “Guarantor”), and U.S. BANK NATIONAL ASSOCIATION (as successor to State Street Bank and Trust Company of Connecticut, National Association), a national banking association, as trustee (the “Guarantee Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Guarantor and the Trustee have duly authorized, executed and delivered a certain Guarantee Agreement, dated as of July 31, 2001 (the “ Original Guarantee”); and

WHEREAS, the Guarantor and the Guarantee Trustee desire to amend the Original Guarantee as set forth herein to reflect, among other things, certain amendments to that certain Amended and Restated Declaration of Trust, dated as of July 31, 2001 (the “Amended and Restated Declaration of Trust”), by and among the Guarantor, the Guarantee Trustee and the other parties thereto and to that certain Indenture, dated as of July 31, 2001, by and among the Guarantor and the Guarantee Trustee (the “Indenture”).

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, each party hereby amends the Original Guarantee as follows:

Section 1. Definitions. All capitalized terms used herein which are defined in the Original Guarantee, either directly or by reference therein, shall have the respective meanings assigned them in the Indenture except as otherwise provided herein or unless the context otherwise requires.

Section 2. Interpretation. (a) In this First Amendment, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any gender includes the other gender;

(iii) the words “herein” “hereof “hereto” and “hereunder” and other words of similar import refer to this First Amendment as a whole and not to any particular Section or other subdivision;

(iv) reference to any Person includes such Persons’ successors and assigns but, if applicable, only if such successors and assigns are permitted by this First Amendment or the Indenture, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this First Amendment or the Indenture;

(v) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, as well as any substitution or replacement therefore and reference to any note includes modifications thereof and any note issued in extension or renewal thereof or in substitution or replacement therefore;

(vi) reference to any Section means such Section of this First Amendment; and

(vii) the word “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

(b) No provision in this First Amendment shall be interpreted or construed against any Person because that Person or its legal representative drafted such provision.

Section 3. General Amendment. All references in the Original Guarantee or in this First Amendment to the Amended and Restated Declaration of Trust or the Indenture, to the securities and obligations issued thereunder, or to the rights and obligations of the parties thereto, shall, from and after the effective date of this First Amendment, refer to the Amended and Restated Declaration of Trust and the Indenture, the securities and obligations issued thereunder, and the rights and obligations of the parties thereto as the Amended and Restated Declaration of Trust and the Indenture, the securities and obligations issued thereunder and the rights and obligations of the parties thereto have been amended, revised or supplemented pursuant to any effective amendments to the Amended and Restated Declaration of Trust and the Indenture.

Section 4. Conditions of Effectiveness. This First Amendment shall become effective when, and only when:

(a) the Guarantee Trustee shall have executed a counterpart of this First Amendment and shall have received a counterpart of this First Amendment executed by the Guarantor; and

(b) the Guarantee Trustee shall have received all other instruments and documents provided for in the Guarantee Agreement in connection with amendments thereto.

Section 5. Reference to the Guarantee.

(a) Upon the effectiveness of this First Amendment, each reference in the Original Guarantee to “this Guarantee,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Original Guarantee, as amended, revised and supplemented hereby.

(b) The Original Guarantee, as amended, revised and supplemented hereby, shall remain in full force and effect and is hereby ratified and confirmed.

Section 6. Execution in Counterparts. This First Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

Section 7. Governing Law. This First Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

Section 8. The Guarantee Trustee. The Guarantee Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Amendment or the due execution thereof by the Guarantor or the holder of the Capital Securities. The recitals of fact contained herein shall be taken as the statements solely of the parties to this First Amendment other than the Guarantee Trustee, and the Guarantee Trustee assumes no responsibility for the correctness thereof.

Section 9. Consent of Holders of Trust Securities.

(a) By its execution and delivery of this Agreement, the Guarantor, as the sole holder of Common Securities, hereby consents to this First Amendment and the modification to the Original Guarantee effected hereby.

(b) By its execution and delivery of this Agreement, First Tennessee Bank National Association, the sole holder of Capital Securities, hereby consents to this First Amendment and the changes effected to the Original Guarantee hereby.

Signatures appear on the following page

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written.

PLAINS CAPITAL CORPORATION, as
Guarantor and as sole holder of the Common
Securities

By:	/s/ Alan B. White
Name: Alan B. White
Title: CEO

U.S. BANK NATIONAL ASSOCIATION, as
Guarantee Trustee

By:	/s/ Paul D. Allen
Name: Paul D. Allen
Title: Vice President

IN WITNESS WHEREOF, the sole holder of the Capital Securities consents to this First Amendment, as of the day and year first above written

FIRST TENNESSEE BANK NATIONAL
ASSOCIATION, as the sole holder of the Capital
Securities

By:	/s/ David S. Work
Name: David S. Work
Title: Executive Vice President

6